Exhibit 12

CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

March 22, 2022

Board of Directors

Saleen Automotive, Inc.

2735 Wardlow Road

Corona, CA 92882

To the Board of Directors:

We are acting as counsel to Saleen Automotive, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement, and pre-qualification amendments, cover the contemplated issuance of up to 30,000,000 shares of the Company’s Common Stock, composed of 21,000,000 shares to be sold on behalf of the Company, up to 9,000,000 shares to be sold on behalf of the selling stockholders as disclosed in the Company’s offering statement.

In connection with the opinion contained herein, we have examined the offering statement, as well as pre-qualification amendments, the certificate of incorporation and bylaws, the resolutions of the Company’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the shares Common Stock being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law, LLP

AS/TH